Exhibit 5.1
June 22, 2009
Foundation Coal Holdings, Inc
999 Corporate Boulevard
Suite 300
Linthicum Heights, Maryland 21090
Re: Foundation Coal Holdings, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
     I am the Senior Vice President, General Counsel and Secretary of Foundation Coal Holdings, Inc., a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the proposed issuance by the Company of shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the Agreement and Plan of Merger, dated as of May 11, 2009 (the “Merger Agreement”), by and between the Company and Alpha Natural Resources, Inc. (“Alpha”), as amended.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the registration statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof under the Act; (ii) a specimen certificate representing the Common Stock; (iii) the certificate of incorporation of the Company, as amended to date and currently in effect; (iv) the bylaws of the Company, as amended to date and currently in effect; (v) the form of the certificate of incorporation and bylaws of the surviving corporation of the merger contemplated by the Merger Agreement, to be in effect as of the effective time of such merger; (vi) the Merger Agreement; and (vii) certain resolutions of the Board of Directors of the Company relating to the approval of the Merger Agreement and the transaction contemplated thereby, including the issuance of the Shares, and certain related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.
     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     I am admitted to practice law in the State of New York, the State of Florida and the State of Colorado and am not admitted to practice law in any other jurisdiction. My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. I express no opinion with respect to any other law of the State of Delaware or of any other jurisdiction.
     For purposes of this opinion, I have assumed that prior to the issuance of any Shares pursuant to the Merger Agreement: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the merger contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement; and (iii) the certificates representing the Shares will have been duly executed by an authorized officer of the transfer agent for the Shares and will have been registered by the registrar for the Shares and will conform to the specimen thereof examined by me. Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.
     I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. I also consent to the inclusion of my name under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,
/s/ Greg A. Walker
Greg A. Walker
Senior Vice President, General Counsel and Secretary

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